Exhibit No. 10.6

REFORMATTED SETTLEMENT AGREEMENT

EXCHANGE AND SETTLEMENT AGREEMENT

THIS EXCHANGE AND SETTLEMENT AGREEMENT (the "Agreement") is made and entered into as of the 30th day of May, 2001, by and between ALTERRA HEALTHCARE CORPORATION (formerly known as Alternative Living Services, Inc. and referred to herein as "AHC"), a Delaware corporation, ALTERNATIVE LIVING SERVICES-NEW YORK, INC. ("ALS-NY"), a Delaware corporation and a wholly-owned subsidiary of AHC, signing solely for purposes of Sections 3, 5.1, 6, 7, 8.2 and 9.2 through 9.9, and ASSISTED LIVING EQUITIES, LLC, a New York limited liability company ("ALE").

W I T N E S S E T H:

         WHEREAS, the parties agreed to form a joint venture pursuant to that certain Joint Venture Agreement dated as of September 11, 1996, between AHC and ALE (together with the several agreements and instruments entered into in connection therewith or pursuant thereto, including without limitation the New York Addendum, referred to herein as the "Original Agreement"); and

         WHEREAS, the parties entered into a First Amended Joint Venture Agreement, dated as of April 30, 1997 (together with the several agreements and instruments entered into in connection therewith or pursuant thereto, including without limitation the New York Addendum, and as such agreements have been amended by Amendment No. 1 (as such term is hereinafter defined), referred to herein as the "First Amended Agreement"); and

         WHEREAS, the parties entered into a Second Amended Joint Venture Agreement, dated as of January 1, 1999 (together with the several agreements and instruments entered into in connection therewith or pursuant thereto, including without limitation the New York Addendum, referred to herein as the "Second Amended Agreement"); and

         WHEREAS, simultaneously with the Second Amended Agreement, the parties entered into an Amendment No. 1 ("Amendment No. 1") to the First Amended Agreement, the terms and conditions of which pertained to Project Entities that are Existing Project Entities or Grandfathered Project Entities (as each term is defined in Amendment No. 1); and

         WHEREAS, the First Amended Agreement as amended by Amendment No. 1 and the Second Amended Agreement are each in full force and effect simultaneously as integral components of the expression of the parties' intentions and agreements, with the understanding that the First Amended Agreement as amended by Amendment No. 1 has application to the Existing Project Entities and the Grandfathered Project Entities and that the Second Amended Agreement has application to all other Project Entities; and

         WHEREAS, certain disputes have arisen between and among the parties and the Project Entities which the parties wish to settle;

         NOW, THEREFORE, in consideration of the premises and of the promises and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

          1.         Definitions.Defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in Appendix A hereto. Certain additional defined terms are set forth elsewhere in this Agreement. Capitalized terms used but not defined herein shall have the same meaning herein as in the Second Amended Agreement. Unless the context requires otherwise, the singular shall include the plural and the masculine gender shall include the feminine and neuter and vice versa, as the context requires. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement refer to this Agreement as a whole, unless the context otherwise requires.

          2.         Pre-Closing and Closing Transactions

                    2.1         EHP License Structure. Promptly after the date hereof, AHC and ALE shall take all such action as is necessary on their respective parts to cause the SH Tenants and the Glastonbury Tenant to be established, and shall cause each SH Project Entity and the Glastonbury Project Entity to enter into a lease agreement with the applicable SH Tenant or the Glastonbury Tenant (as applicable) with respect to its Property in a form that is in all material respects consistent with the forms of the Existing Leases and, in the case of AHC or ALS-NY, shall enter into a management agreement with such SH Tenant or the Glastonbury Tenant (as applicable) in a form that is in all material respects consistent with the forms of the SH Management Agreements or the CB Glastonbury Management Agreement (as applicable). AHC and ALE shall also take such action as is necessary on their respective parts to facilitate the issuance by DOH to each SH Tenant of an enriched housing program license.

                    2.2         Exchange Entities. Prior to the Redemption Date (as such term is defined in Section 2.4), (i) AHC shall establish the AHC Exchange Entities and shall contribute to the capital of the AHC Exchange Entities the limited liability company member interests of AHC in the corresponding Project Entities as follows: (a) AHC shall contribute its membership interest in the SH Niagara Project Entity to the AHC Exchange Entity II; and (b) AHC shall contribute its membership interest in the remaining ALE Project Entities (other than the CB Greece Project Entity and the CB Orchard Park Project Entity) to the AHC Exchange Entity I, and (ii) ALE shall establish the ALE Exchange Entities and shall contribute to the capital of each ALE Exchange Entity the limited liability company member interests of ALE in the corresponding Project Entity as follows: (a) ALE shall contribute its membership interest in the CB Rockland Project Entity to ALE4, and ALE4 shall in turn contribute such membership interest to the ALE Glastonbury Exchange Entity; and (b) ALE shall contribute its membership interest in the remaining AHC Project Entities to the ALE4 Exchange Entity. Each of AHC and ALE shall grant such consents and shall execute and deliver such documents and instruments as shall be necessary to conclude such establishment and contribution by the other.

                   2.3         Reserved.

                    2.4         Redemption. On a date mutually agreed upon by AHC and ALE that is not later than December 7, 2001 (the "Redemption Date"), (i) each of the AHC Project Entities and each of the ALE Exchange Entities shall cause the limited liability company interest of such ALE Exchange Entity in such AHC Project Entity to be redeemed in consideration of the distribution to such ALE Exchange Entity of a tenancy-in-common interest in the Land and Improvements owned by such AHC Project Entity described on Exhibit 5, and each ALE Exchange Entity shall become a co-borrower of the Indebtedness of such AHC Project Entity to the lender thereof, and (ii) each of the ALE Project Entities other than the CB Greece Project Entity and the CB Orchard Park Project Entity (which will not be a party to the transactions contemplated by Sections 2.4 through 2.7) and the applicable AHC Exchange Entities shall cause the limited liability company interest of the applicable AHC Exchange Entity in such ALE Project Entity to be redeemed in consideration of the distribution to the applicable AHC Exchange Entity of a tenancy-in-common interest in the Land and Improvements owned by such ALE Project Entity described on Exhibit 5, and the AHC Exchange Entity shall become a co-borrower of the Indebtedness of such ALE Project Entity to the lender thereof. Such redemptions shall be subject to the applicable Liens and Lease encumbering the respective Properties and shall be conditioned upon the execution by the parties of documentation with the lenders of the Indebtedness to the respective Project Entities confirming the co-borrower status of the new tenant-in-common with respect to such Indebtedness and the continued effectiveness and priority of the Liens in favor of such lenders in the applicable tenancy-in-common interests distributed in effectuating such redemptions. The expenses of the parties incurred in connection with the transactions contemplated by this Section 2.4 shall be borne as contemplated by Section 9.7.

                    2.5         Joint Ownership. On the Redemption Date, each Project Entity and ALE Exchange Entity or AHC Exchange Entity, as applicable, shall enter into a joint ownership agreement in the form attached as Exhibit 4 setting forth the terms and conditions of their tenancy-in-common ownership of the Land and Improvements owned by such entities, which agreement shall, among other things, expressly authorize each party to separately dispose of its interest in such Land and Improvements subject to any terms and conditions set forth in such agreement. The joint ownership agreement shall also confirm that, notwithstanding any contrary agreement of the co-borrowers or their Affiliates, the co-borrowers of the Indebtedness with respect to each Property shall indemnify each other against ultimate liability for such Indebtedness to the extent that it exceeds a percentage of such Indebtedness equal to the respective Percentage Interests of the co-borrowers in the Project Entity prior to the Redemption Date.

                    2.6         Section 761 Election. On the Redemption Date, each ALE Exchange Entity, each Project Entity other than the CB Greece Project Entity and the CB Orchard Park Project Entity and each AHC Exchange Entity shall make an election under Section 761 of the Internal Revenue Code of 1986, as amended (the "Code"), not to be taxed as a partnership under Subchapter K of the Code with respect to their tenancy-in-common ownership of the Properties.

                    2.7         Exchange Options. (a) Commencing on the date that is fourteen (14) days after the Redemption Date and continuing until the date that is seventeen (17) days after the Redemption Date, the ALE Exchange Entities shall have the option to exchange (i) all the tenancy-in-common interests in the Land and Improvements listed in Column 1 on Exhibit 6 owned by them plus "boot" in the cash and note amounts described in Column 3 and Column 4 of Exhibit 6 (aggregating the Additional Cash Consideration Cash Payment of $2,031 and the Additional Cash Consideration Notes of ALE and the ALE Exchange Entities in the aggregate principal amount of $250,000) for (ii) certain tenancy-in-common interests owned by the AHC Exchange Entity in the Land and Improvements listed in Column 2 on Exhibit 6, in each case subject only to the applicable Liens and Lease.

                    (b)         If on or prior to the date that is seventeen (17) days after the Redemption Date, ALE and the ALE Exchange Entities do not exercise their option pursuant to Section 2.7(a), then commencing on the date that is eighteen (18) days after the Redemption Date and continuing until the date that is twenty-one (21) days after the Redemption Date, the AHC Exchange Entities shall have the option to exchange (i) certain tenancy-in-common interests listed in Column 2 of Exhibit 6 for (ii) the corresponding tenancy-in-common interests of the ALE Exchange Entities listed in Column 1 of Exhibit 6, in each case subject only to the applicable Liens and Lease, plus the Additional Cash Consideration Cash Payment listed in Column 3 of Exhibit 6 and the Additional Cash Consideration Notes listed in Column 4 of Exhibit 6.

                    (c)         The date on which the exchange contemplated by Section 2.7(a) or 2.7(b) occurs is referred to herein as the "Exchange Date." ALE and AHC may by mutual agreement effect one or more of the exchanges described in Section 2.7(a) and 2.7(b) earlier than the other such exchanges, in which case the date on which the last exchange contemplated by Section 2.7(a) and 2.7(b) shall be referred to as the "Exchange Date."

                    2.8         Additional Consideration. Section 2.7 contemplates that, as part of the exchanges described in Section 2.7 if the Exchange Option is exercised, the AHC Exchange Entities will also receive an aggregate of two hundred fifty two thousand thirty one dollars ($252,031) (the "Additional Cash Consideration"). The Additional Cash Consideration shall be paid as follows: (a) two thousand thirty one dollars ($2,031) (the "Additional Cash Consideration Cash Payment") shall be paid in cash to the AHC Exchange Entities at the Closing, and (b) two hundred fifty thousand dollars ($250,000) shall be paid by delivery at Closing to the AHC Exchange Entities of the Promissory Notes referred to in Section 2.7 and having the terms described herein and in the definition of Promissory Note in Appendix A hereto (each an "Additional Cash Consideration Note"). Each Additional Cash Consideration Note shall be secured as described in Section 9.1.

                    2.9         Other Rights.

                   (a) On the Exchange Date, ALE shall convey to AHC good and marketable title to all of the limited liability company member interests (the "Other ALE Rights") owned by ALE in Niagara Land Holding LLC and Glastonbury Mountain Road LLC and in exchange AHC shall convey to ALE good and marketable title to all of the limited liability company member interests (the "Other AHC Rights") owned by AHC in ALS-Northeast LLC.

                    (b)         To the extent that, prior to the date hereof, a party (an "Other Rights Indemnitor") has taken or omitted any action in breach of the governing agreements of Niagara Land Holding LLC, Glastonbury Mountain Road LLC or ALS Northeast LLC and such breach has caused or causes liability to attach to such entity, and the Other Rights Indemnitor is not entitled to transfer of the other party's member interest in such entity pursuant to Section 2.9(a) hereof, the Other Rights Indemnitor shall indemnify the other party against any such liability and all costs and expenses associated therewith.

          3.         Reconciliation Payments.

                    3.1         No Waiver. The parties acknowledge that each party has alleged that there are amounts due to it from one or more Project Entities or parties hereto. Unless or until the exercise of the Exchange Option and the occurrence of the Closing, none of the parties hereto shall be deemed to have admitted any obligation owing to any other party from such party or to any Project Entity or to have waived any right to claim or the right to receive any such amount, provided that, so long as the provisions of this Agreement are being respected by and are being enforced against the parties in accordance with their terms (subject to any termination of this Agreement resulting from the failure of a Closing to occur as provided in Section 4.3), the parties shall proceed in accordance with the terms of this Agreement.

                    3.2         Calculation and Payment. Contingent upon and effective only upon Closing, Exhibit 1 sets forth with respect to each Project Entity the amounts that the parties agree would be payable by each party or Project Entity to or for the account of each of the parties as a result of their respective ownership interests if the Closing occurred as of August 31, 2001. Such amount shall be referred to herein as the "AHC August Balance." Prior to the Closing Date, the parties shall agree upon an updated calculation of such amounts as of September 30, 2001 (such updated amount, the "Closing Calculation"), on a basis that is consistent with the calculation methodology, standards and principles used in arriving at the calculation reflected on Exhibit 1. On the Closing Date, the parties shall make or cause to be made to the parties entitled thereto the payments contemplated on the Closing Calculation, which payment may be effected by AHC retaining such amount in the manner contemplated by Section 5.1, subject to the deposit by AHC of two hundred thousand dollars ($200,000) in the Key Cash Collateral Account as contemplated by Section 5.4.

                    3.3         Working Capital Items.

                    (a)         For purposes of this Section 3.3 the following terms shall have the indicated meanings:

"Employee-Related Accruals" means liabilities accrued on the books of AHC or ALS-NY at the time of the Closing with respect to liabilities to employees of AHC or ALS-NY (calculated based on the extent to which each given such employee has been providing services at a Facility), including without limitation liabilities for accrued vacation, sick time or other paid time off.

"Uncollectible Account Receivable" as of any date with respect to any Facility means an account receivable included in the Closing Calculation that becomes more than 120 days past due and that AHC or ALE, or an AHC Project Entity, an ALE Project Entity, or ALS-NY (as the case may be) writes off as uncollectible for financial statement or tax accounting purposes.

"Working Capital Items" with respect to a given Project Entity means (i) the sum of cash and cash equivalents, accounts receivable, prepaid expenses, food/supplies inventory and similar items that constitute current assets to the extent such assets continue to be available to such Project Entity following Closing; less (ii) accounts payable and accrued expenses that constitute current liabilities of such Project Entity; with the understanding that Working Capital Items shall not include Employee-Related Accruals to the extent such accruals arose on any date an employee with respect to whom such accruals relate was employed at any Facility other than the Facility owned by such Project Entity. Neither shall Working Capital Items include the current portion of any long-term debt nor any item that is not properly classifiable as a current asset or a current liability. Prepaid rent or revenues received by AHC or ALS-NY with respect to a Project Entity shall be excluded from Working Capital Items at Closing, but shall be separately paid over to such Project Entity at Closing (i.e., shall accrue to the benefit of the post-closing owners of such Project Entity).

                    (b)         At the Closing and as part of the Closing Calculation, the parties shall by mutual agreement allocate the benefit (if positive) or the burden (if negative) of the net Working Capital Items as of September 30, 2001 with respect to each Facility based on their respective ownership interests in such Facility prior to the transactions contemplated hereby as if each Facility constituted a separate accounting unit throughout its period of operation.

                    (c)         To the extent that, after the Closing Date, it appears that the standard described in Section 3.3(b) was not met for any reason, the parties shall in good faith promptly reconcile and settle any matters necessary in order to achieve compliance with such standard.

                    (d)         Without limiting the generality of Section 3.3(c), to the extent that any account receivable that is included in the calculations described in Section 3.3(b), becomes an Uncollectible Account Receivable:

(i)         With respect to a Facility owned as of the date hereof by an AHC Project Entity, ALE shall within thirty days after being given notice thereof with appropriate supporting documentation pay to AHC an amount equal to that percentage of such Uncollectible Account Receivable equal to the Percentage Interest as of the date hereof of ALE in the Project Entity in respect of which such Uncollectible Account Receivable arose; and,

(ii)         With respect to a Facility owned as of the date hereof by and ALE Project Entity, AHC shall within thirty days after being given notice thereof with appropriate supporting documentation pay to ALE an amount equal to that percentage of such Uncollectible Account Receivable equal to the Percentage Interest as of the date hereof of AHC in the Project Entity in respect of which such Uncollectible Account Receivable arose;

Provided, however, in either case, if an Uncollectible Account Receivable is later (in part or in whole) collected, the party in receipt of such collection shall pay to the other its respective share in refund of any amounts previously paid over to such collecting party in settlement of such Uncollectible Account Receivable.

          4.         Conditions to Closing.

                    4.1         Conditions Precedent to ALE's Obligations. The obligations of ALE under this Agreement to close the transactions contemplated in Sections 2.7 and 2.8 are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by ALE).

                             A.         Notifications and Consents.

(i)         No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by or before any court or governmental or regulatory authority or instrumentality, whether domestic or foreign, which materially prohibits or restricts the consummation of any of the transactions contemplated hereby.

(ii)         All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any federal or state or local United States court, administrative agency or commission or other governmental authority or instrumentality necessary for the consummation of any of the transactions contemplated hereby shall have been filed, have occurred or have been obtained, as the case may be.

(iii)         No action, suit, claim or proceeding by or before any federal or state or local United States court, governmental agency, commission or administrative or regulatory authority shall have been commenced and be pending which (i) seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or (ii) seeks to obtain any material damages from ALE in respect of a claim in connection with the transactions contemplated hereby.

                             B.         Termination of ALE Recourse Debt. (i) Each of Michael P. Falcone, Mark G. Falcone, Dale L. Van Epps, Daniel J. Murphy, ALE and each ALE Project Entity (collectively, the "ALE Guarantors") shall have been fully and unconditionally released from their respective obligations under (A) any guaranty (whether of payment, performance or otherwise) or indemnification obligations made by the ALE Guarantors in favor of a Bank with respect to the financing extended by a Bank to an AHC Project Entity, Niagara Land or Glastonbury Mountain Road and (B) any and all other documents or instruments executed by the ALE Guarantors in connection with such financing; (ii) the cross-default provision under the loan agreement between Bank United and the CB Greece Project Entity that could be triggered by a default by Manlius High Bridge Road LLC in its loan obligations to Bank United shall have been eliminated; (iii) the Glastonbury Key Loan Agreement shall have been amended to constitute a stand-alone, self-contained loan agreement that is not affected by any other loan obligations that may be owing to Key Bank by AHC or its Affiliates and any defaults under the Glastonbury Key Loan Agreement shall have been waived by Key Bank and any additional encumbrances on the Property owned by the CB Glastonbury Project Entity as of the date hereof which encumbrances secure Indebtedness with respect to Property other than the Property owned by the CB Glastonbury Project Entity as of the date hereof shall be released and in connection with such amendment AHC and its Affiliates shall be released from all obligations under the Glastonbury Key Loan Agreement (such release, the "Glastonbury Release") and (iv) any other obligations of the ALE Guarantors with respect to the financing extended with respect to an AHC Project Entity, Niagara Land or Glastonbury Mountain Road by a Bank and of which ALE notifies AHC shall have been fully and unconditionally released (collectively, the "ALE Recourse Release"). The ALE Recourse Release shall be evidenced by instruments reasonably satisfactory to ALE in form and substance.

                             C.         Reconciliation Payments. The payments required by the Closing Calculation calculated pursuant to Section 3.2 shall have been paid or received.

                             D.         Closing Release. AHC shall have executed and delivered to ALE a release (the "AHC Closing Release") in form and substance satisfactory to ALE pursuant to which AHC and its Affiliates (the "AHC Releasors") release and discharge ALE and its Affiliates (the "ALE Releasees") from any and all claims, damages, liabilities and expenses ("Claims") for which the ALE Releasees would otherwise be liable to the AHC Releasors other than (i) Claims arising under the terms of this Agreement (including ALE's obligation to pay the Orchard Park Earn Out Consideration and any Claims arising for periods after the Closing under any Management Agreement (as amended hereby) to the extent that it remains in effect with respect to any ALE Project Entity), (ii) Claims arising as a result of a breach or default by an ALE Releasee in respect of construction warranties made by such ALE Releasee in respect of the Facilities currently owned by the CB Rockland Project Entity, (iii) Claims arising under the Collateral Assignment, and, (iv) Claims arising under the First Amended Agreement or the Second Amended Agreement that the parties mutually agree prior to the Closing should be excepted from the scope of the AHC Closing Release and the ALE Closing Release; provided, however, that such AHC Closing Release shall be deemed to be null and void ab initio if at any time after the Closing any material component of the exchange transactions contemplated by Section 2, or all or any material component of the reconciliation payment transactions contemplated by Section 3, is rescinded for any reason (whether as a result of an Insolvency Proceeding or otherwise) such that it would not be equitable to continue to enforce the provisions of such release. AHC agrees to deliver its fully executed AHC Closing Release to ALE at Closing.

                             E.         Stockholder Agreements. ALE or the appropriate ALE Exchange Entity shall have entered into an agreement in form and substance satisfactory to ALE with the stockholder of the Operator of each ALE Project Entity.

                             F.         Purchase Agreement. The closing of the transactions contemplated by the Purchase Agreement shall have occurred.

                             G.         Key Cash Collateral Account Deposit. AHC shall have made the deposit to the Key Cash Collateral Account that is contemplated by Section 5.4.

          4.2         Conditions Precedent to AHC's Obligations. The obligations of AHC under this Agreement to close the transactions contemplated in Sections 2.7 and 2.8 are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent (any of which may be waived in writing in whole or in part by AHC).

                             A.         Notifications and Consents.

(i)         No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by or before any court or governmental or regulatory authority or instrumentality, whether domestic or foreign, which materially prohibits or restricts the consummation of any of the transactions contemplated hereby.

(ii)         Allauthorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any federal or state or local United States court, administrative agency or commission or other governmental authority or instrumentality necessary for the consummation of any of the transactions contemplated hereby shall have been filed, have occurred or have been obtained, as the case may be.

(iii)         No action, suit, claim or proceeding by or before any federal or state or local United States court, governmental agency, commission or administrative or regulatory authority shall have been commenced and be pending which (i) seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or (ii) seeks to obtain any material damages from AHC in respect of a claim in connection with the transactions contemplated hereby.

                             B.         Termination of AHC Recourse Debt. (i) AHC (and any AHC subsidiaries to the extent such subsidiaries have extended guaranties in favor of a Bank with respect to the financing extended by a Bank to an ALE Project Entity or ALS-Northeast) shall have been fully and unconditionally released from its obligations under any guaranty (whether of payment, performance or otherwise) or indemnification obligations made by AHC or any AHC subsidiaries in favor of a Bank with respect to the financing extended by a Bank to an ALE Project Entity or ALS-Northeast and under any and all other documents or instruments executed by AHC or any AHC subsidiaries in connection with such financing including any management agreement subordinations except that with respect to the financing extended by Key Bank to the CB Glastonbury Project Entity, 25% of the management fee payable under the CB Glastonbury Management Agreement shall remain subordinated to the Key Bank financing; (ii) the cross-default provision under the loan agreement between Bank United and Manlius High Bridge Road LLC that could be triggered by a default by the CB Greece Project Entity and/or any other entity which becomes a borrower with respect to the Facility owned by the CB Greece Project Entity as of the date hereof in its or their loan obligations to Bank United shall have been eliminated; and (iii) any other obligations of AHC (and any AHC Affiliates) with respect to the financing extended by a Bank with respect to an ALE Project Entity (as such term is defined with respect to periods prior to the Closing Date) or ALS-Northeast and of which AHC notifies ALE shall have been fully and unconditionally released (collectively, the "AHC Recourse Release"). The AHC Recourse Release and the Glastonbury Release shall be evidenced by instruments reasonably satisfactory to AHC in form and substance.

                    C.         Reconciliation Payments. The payments required by the Closing Calculation calculated pursuant to Section 3.2 shall have been paid or received.

                    D.         Closing Release. ALE shall have executed and delivered to AHC a release (the "ALE Closing Release") in form and substance satisfactory to AHC pursuant to which ALE and its Affiliates (the "ALE Releasors") release and discharge AHC and its Affiliates (the "AHC Releasees") from any and all claims, damages, liabilities and expenses ("Claims") for which the AHC Releasees would otherwise be liable to the ALE Releasors other than (i) Claims arising under the terms of this Agreement (including Claims arising for periods after the Closing under any Management Agreement (as amended hereby) to the extent that it remains in effect with respect to any ALE Project Entity), (ii) as to any ALE Releasor, Claims against such ALE Releasor arising from the indemnity provisions of any management agreement to which AHC or ALS-NY is a party as a result of a claim made by a third party (excluding any Affiliate of any ALE Releasors) against a Project Entity or any ALE Affiliate or any entity that was previously jointly owned by an ALE Affiliate and an ALS Affiliate based upon acts or omissions occurring prior to the Closing Date, (iii) Claims arising under the Collateral Assignment, and (iv) Claims arising under the First Amended Agreement or the Second Amended Agreement that the parties mutually agree prior to the Closing should be excepted from the scope of the ALE Closing Release and the AHC Closing Release; provided, however, that such ALE Closing Release shall be deemed to be null and void ab initio if at any time after the Closing any material component of the transfer and conveyancing transactions contemplated by Section 2, or all or any material component of the reconciliation payment transactions contemplated by Section 3, is rescinded for any reason (whether as a result of an Insolvency Proceeding or otherwise) such that it would not be equitable to continue to enforce the provisions of such release. ALE agrees to deliver its fully executed ALE Closing Release to AHC at Closing.

                    E.         Stockholder Agreements. AHC or the appropriate AHC Exchange Entity shall have entered into an agreement in form and substance satisfactory to AHC with the stockholder of the Operator of each AHC Project Entity.

                    F.         Purchase Agreement. The closing of the transactions contemplated by the Purchase Agreement shall have occurred.

                    G.         Second Mortgage Debt. With the consent of M&T Bank, Michael J. Falcone and/or Falcone family entities (collectively, the "Second Mortgage Lender") shall have extended second mortgage loans (the "Second Mortgage Loans") to (i) AHC Exchange Entity II in the amount of $800,000 secured by a second mortgage on the tenancy in common interest of AHC Exchange Entity II in the Land and Improvements owned as of the date hereof by the CB Clifton Park Project Entity (the "CBCP Second Mortgage Collateral"), and (ii) the AHC Exchange Entity in the amount of $400,000 secured by a second mortgage on the tenancy in common interest of the AHC Exchange Entity in the Land and Improvements owned as of the date hereof by the SH Greece Project Entity (the "SHG Second Mortgage Collateral" and, together with the CBCP Second Mortgage Collateral, the "Second Mortgage Collateral"). Each Second Mortgage Loan shall have a term of five years, shall bear interest at a variable rate of 0.25 percentage points in excess of the prevailing prime rate of interest from time to time, shall be recourse only to the interest of the applicable borrower in the applicable Second Mortgage Collateral and shall permit the conveyance of the Second Mortgage Collateral without the consent of the lender provided that such conveyance is subject to the Second Mortgage Loans (with the result that upon the irrevocable consummation of the transactions contemplated by Section 2.7 AHC Exchange Entity II and the AHC Exchange Entity shall be released from any liability or responsibility in respect of the Second Mortgage Loans). The Second Mortgage Lender shall have collaterally assigned its interest in the Second Mortgage Loans and the Second Mortgage Collateral to AHC and the AHC Exchange Entities to secure the obligations of PAC under the Purchase Note pursuant to documentation satisfactory to AHC and the AHC Exchange Entities.

                    4.3         Closing.

                             A.         Closing Date. If the Exchange Option is exercised in accordance with the terms hereof, the closing of the transactions contemplated in Sections 2.7 and 2.8, as applicable (the "Closing"), shall occur on or before December 21, 2001 (the date on which the Closing occurs, the "Closing Date") (provided that, if ALE does not exercise its option described in Section 2.7(a) then such date as may be extended by AHC to any date prior to December 31, 2001, that is acceptable to Key Bank) (such date as it may be extended, the "Deadline Date"). Upon Closing, without further action by the parties, each Tenancy in Common Agreement shall be deemed terminated and each party shall be deemed to have released the other from all liabilities and obligations thereunder. The valuations of interests in the Land and Improvements being exchanged and the allocations of values to individual assets comprising the Land and Improvements for federal income tax purposes shall be mutually agreed upon by the parties on or prior to the Closing.

                             B.         Deliveries at Closing. At the Closing, (i) ALE and the applicable ALE Exchange Entities shall deliver or cause the Project Entities to deliver to AHC (a) such instruments of transfer and other documents, instruments or certificates as are necessary to effect the exchanges contemplated by Sections 2.7 and 2.8, (b) the cash component of the Additional Cash Consideration and the Additional Cash Consideration Notes, (c) any cash payment to be made by ALE at Closing pursuant to Section 3.2 hereof, (d) the ALE Closing Release, and (e) payment of any AHC costs to be reimbursed by ALE pursuant to Section 9.7 hereof; and, (ii) AHC shall deliver or cause the AHC Exchange Entity to deliver to ALE (a) such instruments of transfer and other documents, instruments or certificates as are necessary to effect the exchanges contemplated by Sections 2.7 and 2.8, (b) the AHC Closing Release and (c) any cash payment to be made by AHC at Closing pursuant to Section 3.2 hereof.

                             C.         Termination of Agreement. In the event that all of the redemptions described in Section 2.4 shall not occur on or before the Redemption Date or in the event that a Closing shall not occur on or before the Deadline Date, whether a result of the failure of the appropriate parties to exercise the Exchange Option or as a result of the failure by any party hereto to perform its obligations hereunder, the failure of a condition or otherwise, then this Agreement shall automatically expire and terminate and the parties hereto shall have no further rights hereunder, other than the right to pursue any remedies arising out of any breach of this Agreement by any other party hereto.

          5.         Covenants.

                    5.1         Separate Bank Account. On or prior to November 20, 2001, ALE shall establish a separate bank account (the "ALE Project Entities Account"), in the name of each of ALE and AHC for the ALE Project Entities. With respect to each calendar month from October 1, 2001, until the last day of the month prior to the month in which the Closing occurs (such last day, the "Cutoff Date"), AHC and ALS-NY shall , and AHC shall cause any applicable ALS Affiliate to,cause to be deposited in the ALE Project Entities Account, no later than twenty days after the last day of such calendar month, the aggregate net cash flow from the operations of or that otherwise is for the account of such ALE Project Entities (on a portfolio basis) after payment of all expenses payable with respect to the Facilities associated with the ALE Project Entities including, without limitation, the management fees for such month and the required debt service payments of such ALE Project Entities payable in the succeeding calendar month ("Net Cash Flow") to the extent of all such Net Cash Flow arising on or after October 1, 2001 in excess of any AHC August Balance, or, when available, the Closing Calculation described in Section 3.2, and AHC shall account to ALE for all receipts and disbursements from the ALE Project Entities. The parties agree that prior to the Closing the amounts deposited in the ALE Project Entities Account shall not be withdrawn by either party without the mutual agreement of ALE and AHC. After the Closing, the ALE Project Entities Account shall be only in the name of ALE and ALE shall alone have the right to withdraw amounts from such bank account.

                    5.2         Bank Consents. From and after the date hereof, ALE and AHC shall use reasonable commercial efforts to obtain the ALE Recourse Release, the Glastonbury Release, the AHC Recourse Release and any and all necessary or appropriate consents, approvals and amendatory agreements of Key Bank, M&T Bank and Bank United to the transactions contemplated by this Agreement.

                    5.3         DOH Approvals. From and after the Closing Date, as promptly as is practicable consistent with the smooth functioning of each Facility currently owned by a Licensed ALE Project Entity, ALE will use reasonable commercial efforts to (i) effect the transfer of the equity ownership of the Operators that hold DOH licenses applicable to such Facilities and (ii) cause any pending applications for the issuance of enriched housing program licenses to the SH Tenants that are the lessees of any unlicensed ALE Project Entities to be amended to reflect stockholders approved by ALE. ALE and AHC will cooperate to obtain the consent of the relevant stockholder and any required approvals of DOH that are associated with any such transfers, and AHC will, in coordination with ALE's efforts described in this Section 5.3, withdraw any conflicting applications. The parties will also cooperate in giving, in a timely manner, all requisite notices to DOH and any other applicable regulatory authority with respect to the transactions contemplated by this Agreement and in resolving any concerns or objection that DOH or any other applicable regulatory authority may have with respect to transactions contemplated in this Agreement. The parties agree that it will be their objective to obtain any approvals necessary to effect the transfer of the equity ownership of the Operators and effectuate such transfers by July 31, 2002.

                    5.4         Key Cash Collateral Account. On the Closing Date, in addition to the $800,000 to be deposited in the Key Cash Collateral Account as contemplated by the Purchase Agreement, AHC shall deposit in the Key Cash Collateral Account an amount that would otherwise be received and/or retained by it pursuant to the terms hereof and the transactions contemplated hereby equal to $200,000.

                    5.5         Glastonbury and Rockland Construction Draws. From and after the date hereof, ALE and AHC shall use reasonable commercial efforts and all necessary diligence in endeavoring to complete all available construction draws under the Glastonbury Key Loan Agreement and the Rockland Key Loan Agreement. Attached as Exhibit 2 is a schedule detailing the amounts of all pending loan draws under the Glastonbury Key Loan Agreement and the Rockland Key Loan Agreement and setting forth the manner in which such amounts (and any future construction draws pursuant to such loan agreements) shall be divided between ALE and AHC. Upon the execution of this Agreement, AHC and ALE shall promptly jointly direct the requisite Bank(s) to fund disbursements of the pending and future draws to the accounts designated by (i) AHC with respect to amounts due to AHC pursuant to this Section 5.5 and (ii) ALE with respect to amounts due to ALE pursuant to this Section 5.5, such that neither AHC nor ALE shall be dependent upon the other party to make a further transfer of funds due it pursuant to the disbursement of any such draw.

                    5.6         ALS-LHCSA. AHC shall cause ALS-LHCSA to continue to offer its services to current and future residents of each Facility owned by an ALE Project Entity (in the same manner that ALS-LHCSA currently provides services at such Facility) pursuant to the same financial arrangements as are currently employed with respect to such Facility through and until the time at which the obligations of AHC or ALS-NY under the Management Agreement for such Facility are terminated.

                    5.7         Joint Venture Agreements. The parties hereby confirm that, effective immediately, neither ALE nor AHC, nor their respective Affiliates, shall have any further obligation to jointly develop additional Facilities pursuant to the terms of the Original Agreement, the First Amended Agreement or the Second Amended Agreement.

                    5.8         Licensed Operator.         ALE and AHC are negotiating with Colleen Endsley, the sole stockholder, director and officer of each of the Operators, to conclude definitive financial arrangements with respect to her continuing in such capacity with respect to each of the Facilities currently owned by a Licensed ALE Project Entity. From and after the Closing Date, ALE shall pay all of the costs associated with such arrangements with respect to the Facilities currently owned by the CB Clifton Park Project Entity and the CB Greece Project Entity and shall pay 50% of the costs associated with such arrangements with respect to the Facility currently owned by the CB Orchard Park Project Entity. Until the termination of the Management Agreement that relates to the Facility currently owned by the CB Orchard Park Project Entity, AHC shall pay 50% of the costs associates with such arrangement with respect to such Facility. AHC shall pay all other costs and expenses associated with such financial arrangements with respect to the Facilities owned by the AHC Project Entities.

          6.         Amendment of Management Agreements.

                    6.1         Termination Dates. Effective as of Closing, each of the Management Agreements that relates to a Facility owned by an ALE Project Entity shall be amended to provide (i) that, notwithstanding the provisions of such Management Agreement terminating or permitting the termination of such agreement after a sale of the Facility managed pursuant to such agreement, the term of such Management Agreement shall end on the date that is (a) in the case of each of the Facilities owned by the ALE4 Exchange Entity and the CB Greece Project Entity, the date that is on or after the Exchange Date on which the engagement by the Operators with respect to such Facilities of a substitute manager is approved by DOH, but not later than January 31, 2002, (b) in the case of the Facility owned by CB Orchard Park Project Entity, the date that is on or after the Exchange Date on which the engagement by the Operators with respect to such Facility of a substitute manager is approved by DOH, but not later than January 31, 2002, provided that as a condition to such termination the OP Purchase Note shall have been delivered pursuant to Section 2.2 of the Purchase Agreement if the OP Purchase Note has not theretofore been delivered and (c) in the case of the Facility owned by the CB Glastonbury Project Entity, the Exchange Date, but not later than January 31, 2002; provided that ALE shall have the option by notice given to AHC on or prior to the last day of any month to extend the term of any such Management Agreement to the last day of the second succeeding month and shall provide to AHC at least 60 days notice of its intention to permit the term of any Management Agreement to expire, and provided further that, with respect to each ALE Project Entity other than the Orchard Park Project Entity, the Management Agreement that relates to such ALE Project Entity shall terminate at such time as the ownership interest of ALE and its Affiliates in such ALE Project Entity is less that the Current ALE Percentage in such ALE Project Entity, and (ii) that the monthly management fee to be paid pursuant to such Management Agreement shall be the amount set forth on Exhibit 3 with respect to such Management Agreement. Notwithstanding the provisions of this Section 6.1, effective as of the Closing Date, in no event shall the term of any Management Agreement be extended by ALE to any date after the first anniversary of the Closing Date without the consent of AHC.

                    6.2         Reserved.

                    6.3         Management Fee Payments and Aggregation. AHC shall be authorized to and on a monthly basis shall aggregate collections from all Facilities owned by all ALE Project Entities and, following the satisfaction of the debt service obligations with respect to any given ALE Project Entity, apply the balance of such collections (subject to the provisions of any applicable obligations of such ALE Project Entity) to the payment of accrued and unpaid management fees owing to AHC under the applicable Management Agreements for all Facilities owned by all ALE Project Entities. Effective as of the Closing Date, each Management Agreement that relates to a Facility owned by an ALE Project Entity also shall be deemed amended to provide that (a) the provisions of the penultimate paragraph of Section 3.10 of the Second Amended Agreement (relating to management fee deferrals) shall no longer apply to such Management Agreement and (b) that the manager shall deposit the aggregate Net Cash Flow of all of the ALE Project Entities to which all Management Agreements relate for each calendar month beginning with the calendar month that begins on the day after the Cutoff Date into the ALE Project Entities Account no later than twenty five days after the last day of such calendar month. To the extent of any projected deficiency in the availability of the collections of the ALE Project Entities to pay post-Closing management fee obligations applicable to such ALE Project Entities or any other obligations of such ALE Project Entities, ALE shall promptly advance such funds in cash to the applicable manager. AHC shall account to ALE for all receipts and disbursements with respect to all ALE Project Entities. To the extent that AHC or any AHC Affiliate (i) fails to apply receipts from any Facility owned by a ALE Project Entity solely and strictly to the obligations of such ALE Project Entity as and when they become due (except to the extent specifically authorized by this Section 6.3), (ii) without limiting the generality of clause (i) of this sentence, fails to cause any payment of debt service with respect to any ALE Project Entity to be timely paid in full out of funds available therefor from the operation of the ALE Project Entities, or (iii) breaches or defaults in any other obligation hereunder or under any Management Agreement and fails to cure such breach or default within 30 days after the giving by ALE to AHC of notice of such breach or default, then ALE shall have the right then or thereafter at ALE's election to (A) terminate all Management Agreements with respect to all ALE Project Entities and (B) offset the amount of any and all cash receipts held by AHC or ALS-NY pursuant to the Management Agreement for such Facility with respect to the ALE Project Entities which receipts have not actually been paid to a third party creditor of an ALE Project Entity as contemplated by clauses (i) and (ii) above against any and all amounts owing from ALE to AHC hereunder including without limitation under the Purchase Notes and/or the OP Note (as such term is defined in the Purchase Agreement).

                    6.4         Transition of Managers. Upon the termination of any Management Agreement that relates to a Facility owned by an ALE Project Entity, both prior to and for a reasonable time following such termination, AHC shall cooperate with ALE and the new manager related to such ALE Project Entity to effect a smooth transition of operational, financial and resident care matters. Without limiting the generality of the foregoing, AHC shall take such steps as are necessary on its part to permit the successor manager with respect to any Facility owned by an ALE Project Entity to offer employment at will to employees employed by AHC or its Affiliates at such Facility, subject to assumption by such new manager of any paid time off obligations owed to such employees to the extent that such obligations are accrued solely with respect to the period of employment of such employees by AHC or its Affiliates at a Facility owned by an ALE Project Entity. At the time of any such termination, AHC shall assume or compensate the successor manager for any paid time off obligations owed to any personnel employed at a Facility owned by an ALE Project Entity to the extent that such obligations relate to a period of employment by AHC or its Affiliates that predates the time at which such employee commenced to be employed at a Facility owned by an ALE Project Entity.

          7.         Forbearance.

                    7.1         Termination Notices. The parties acknowledge that prior to the date hereof ALE has caused to be transmitted to AHC and/or certain ALS Affiliates certain notices (any and all such notices, regardless of when given, the "May 2001 Notices") purporting to terminate the Leases and Management Agreements based on alleged defaults by AHC and/or such ALS Affiliates or to notice certain other alleged defaults under various Ancillary Agreements. The parties further acknowledge that AHC does not admit, and in fact contests, the validity of the May 2001 Notices, and that while AHC has taken certain steps to remedy certain of the alleged defaults described in the May 2001 Notices ALE has not rescinded the May 2001 Notices or waived their effect, subject to Section 7.2.

                    7.2         Termination Notices Amended. ALE agrees that as of the date hereof, the May 2001 Notices shall be deemed amended to reflect that the purported effective date of the purported termination of the Leases and Management Agreements shall be December 31, 2001, not May 30, 2001. At the Closing, the May 2001 Notices shall be deemed rescinded and of no further force and effect.

          8.         Representations and Warranties.

                    8.1         ALE. At the Closing, the ALE Exchange Entities will have good and marketable title to the ALE Transferred Tenancy-in-Common Interests and ALE will have good and marketable title to the Other ALE Rights, free and clear of all liens, encumbrances, charges and other claims (except those in favor of AHC) but subject in each case to the applicable Liens and Leases. ALE has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by ALE and constitutes a valid and legally binding obligation of ALE, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). ALE hereby represents and warrants that, in its opinion, the ALE Transferred Tenancy-in-Common Interests and the Other ALE Rights have a fair market aggregate value that is reasonably equivalent to the fair market aggregate value of the AHC Transferred Tenancy-in-Common Interests, the Additional Cash Consideration and the Other AHC Rights, and constitute fair and adequate consideration for the AHC Transferred Tenancy-in-Common Interest and the Other AHC Rights, as described in Column 1 in Exhibit 7. ALE agrees to indemnify and hold harmless AHC and AHC's Affiliates from and against any liability, cost, damage or expense that may arise (a) from any breach or default on the part of ALE in respect of its representations, warranties, covenants or agreements made in or pursuant to this Agreement and (b) from any unsuccessful challenge to the validity, sustainability or enforceability of this Agreement or the transactions contemplated hereby by ALE as debtor in possession or any trustee appointed in any bankruptcy case involving its property and (c) any out of pocket expenses that are incurred by AHC at the request of ALE arising from, or incurred by AHC in complying with any governmental subpoenas or discovery orders that are issued in connection with, ALE's defense of its position in respect of the tax treatment of the transactions contemplated by Section 2.7.

                    8.2         AHC. At the Closing, the AHC Exchange Entities will have good and marketable title to the AHC Transferred Tenancy-in-Common Interests and AHC will have good and marketable title to the Other AHC Rights, free and clear of all liens, encumbrances, charges and other claims (except those in favor of ALE) but subject in each case to the applicable Liens and Lease. AHC has full power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by AHC and ALS-NY and constitutes a valid and legally binding obligation of AHC and ALS-NY, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). AHC hereby represents and warrants that, in its opinion, the AHC Transferred Tenancy-in-Common Interests and the Other AHC Rights have a fair market aggregate value as described in Column 1 in Exhibit 7 that is reasonably equivalent to the fair market aggregate value of the ALE Transferred Tenancy-in-Common Interests and the Other ALE Rights, and constitute fair and adequate consideration for the ALE Transferred Tenancy-in-Common Interest, the Additional Cash Consideration and the Other ALE Rights, as described in Column 2 in Exhibit 7. AHC agrees to indemnify and hold harmless ALE and ALE's Affiliates from and against any liability, cost, damage or expense that may arise (a) from any breach or default on the part AHC in respect of its representations, warranties, covenants or agreements made in or pursuant to this Agreement and (b) from any unsuccessful challenge to the validity, sustainability or enforceability of this Agreement or the transactions contemplated hereby by AHC as debtor in possession or any trustee appointed in any bankruptcy case involving its property. Notwithstanding the foregoing, AHC shall in no event have any obligation to ALE for any expenses or costs that are incurred by ALE arising from ALE's defense of its position in respect of the tax treatment of the transactions contemplated by Section 2.7 except such as may arise from the breach or default by AHC hereunder.

          9.         General Provisions.

                    9.1         Ancillary Agreement. Each of ALE and AHC agrees that (a) this Agreement, the Additional Cash Consideration Notes, the Purchase Note, the OP Note and each Tenancy in Common Agreement (collectively, the "Section 9.1 Agreements") shall each be deemed to constitute an "Ancillary Agreement" within the meaning of each of (x) the First Amended Agreement, (y) the Second Amended Agreement, and (z) the Collateral Assignment Agreement and (b) their respective obligations arising under each Section 9.1 Agreement shall be included in the definition of "Secured Obligations" as defined in the Collateral Assignment Agreement and, accordingly, without limiting any of the terms of the Collateral Assignment Agreement, to secure each of such party's obligations hereunder such party hereby grants to such other party a security interest in (i) prior to the Closing, such party's interest in each Project Entity, ALS-Northeast, Glastonbury Mountain Road and Niagara Land Holding and (x) in the case of AHC, each AHC Exchange Entity, and (y) in the case of ALE, each ALE Exchange Entity, and (ii) after the Closing, in the case of ALE, its interest in each ALE Project Entity, each ALE Exchange Entity, and ALS-Northeast, and in the case of AHC, its interest in each AHC Project Entity, each AHC Exchange Entity and its interest in Niagara Land Holding and Glastonbury Mountain Road; (and, accordingly, such interests shall be deemed to be included in the definition of "Collateral" in the Collateral Assignment Agreement); provided, however, that (i) if the Additional Cash Consideration Notes and the Purchase Note have been paid or discharged in full and if neither ALE nor any ALE Exchange Entity has become subject of an Insolvency Proceeding, then on the date that is one hundred (100) days after the Closing Date, the Collateral Assignment Agreement shall be deemed amended to provide that the sole collateral for the OP Note shall be ALE's member interests in the CB Orchard Park Project Entity and that otherwise all security interests granted by ALE or any ALE Exchange Entity hereunder or pursuant to the Collateral Assignment Agreement as amended shall be released, and (ii) if neither AHC, ALS-NY nor any of the AHC Exchange Entities has become the subject of an Insolvency Proceeding, on the date that is one hundred (100) days after the Closing Date, the Collateral Assignment Agreement shall be deemed amended to provide that the sole collateral for the obligations of AHC or any of its Affiliates to ALE or any of its Affiliates shall be all equity interest in the applicable AHC Exchange Entity and the AHC Project Entity in respect of their ownership interest in the Facility owned by the SH Niagara Project Entity as of the date hereof. On the 367th day after the date of termination of the last Management Agreement for an ALE Project Entity, provided that all obligations of AHC and such Affiliates to ALE and its Affiliates have been satisfied in full, ALE agrees to release its security interest in the equity of the ALE Exchange Entity and the AHC Project Entity that own the Facility that is owned by the SH Niagara Project Entity. As of the dates on which the SH Tenants are established and enter into the lease and management agreement documentation contemplated by Section 2.1, and as of the dates on which the AHC Exchange Entities and the ALE Exchange Entities are established and the capital contributions contemplated by Section 2.2 are effected, the parties shall cause their respective Affiliates (including in the case of AHC all equity owners of the AHC Exchange Entities and in the case of ALE all equity owners of the ALE Exchange Entities) to enter into such supplements and additions to the Collateral Assignment Agreement as may be necessary to appropriately extend the Collateral Assignment Agreement to the applicable additional grantors and documentary collateral, including without limitation to provide that the SH Tenants and the Glastonbury Tenant shall be deemed Corporate License Holders for purposes of the definition of Ancillary Agreements as such term is used in the Collateral Assignment Agreement. Neither ALE nor AHC nor any Affiliate of either shall transfer ownership (without the consent of the other) of any collateral securing its payment obligations to the other in accordance with the Collateral Assignment Agreement or of any Property owned by an entity the equity interests in which constitute such collateral, including without limitation payment obligations pursuant to Additional Cash Consideration Notes, unless such payment obligations have been paid in full, provided that there shall be no restriction on the transfer by either party of any Property or any interest therein to the extent the security interest of the other party in such Property or in the equity interest in each entity owning such Property has been released. Each of ALE (with respect to the ALE Project Entities) and AHC (with respect to the AHC Project Entities) shall be permitted to engage in discussions with and make disclosures to third parties that are potential purchasers of, lenders to, managers of or joint venturers with such party for periods following the consummation of the applicable transactions contemplated by this Agreement, provided that it is clear that any such third party transactions are subject to such consummation.

                    9.2         Entire Agreement. This Agreement (together with the other agreements referred to herein that this Agreement contemplates will remain in effect after the Closing) supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

                    9.3         Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement or by applicable law shall be in writing and shall be deemed received (i) on the date delivered, if delivered in person to the person or department specified below, (ii) three (3) days after depositing the same in the U.S. Mail, certified or registered, with return receipt requested, or (iii) one (1) day following the date deposited with Federal Express or other national overnight carrier, and in each case addressed as follows:

If to AHC or ALS-NY, to:

Alterra Healthcare Corporation
10000 Innovation Drive
Milwaukee, Wisconsin 53226
Attn: Chief Financial Officer

If to ALE, to:

c/o Pioneer Development Company, LLC
250 South Clinton Street, Suite 200
Syracuse, New York 13202-1258
Attn: Mark Belanger

Any party may change its address to another single address by notice given as herein provided, except that any change of address must be actually received in order to be effective.

                    9.4         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

                    9.5         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

                    9.6         Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

                    9.7         Costs. All costs and expenses incurred by each of the parties hereto in connection with the transactions contemplated herein shall be the responsibility of such party; provided that (i) ALE shall pay such portion of AHC's costs and expenses attributable to the incremental increase in costs and expenses to AHC of consummating the transfers described in Section 2.7 in a manner that qualifies for treatment as a like-kind exchange under Section 1031 of the Code, including, without limitation, the expenses referred to in Section 8.1(c) and any clearly separable, additional legal fees incurred by AHC's counsel in connection with consummating such transfers described in Section 2.7 (this cost allocation principle is referred to as the "ALE 1031 Principle"), (ii) the transferor of any interest in real property pursuant to this Agreement or of a majority interest in an entity owning real property shall pay all applicable New York state transfer and transfer gain taxes with respect to any conveyance made by such transferor, (iii) any mortgagee title insurance premiums that are required to be paid in connection with the transactions contemplated in Section 2.7 shall be paid by the obligor with respect to the related mortgage indebtedness after giving effect to the transactions contemplated in such Section (subject to any modification in such cost sharing allocation that is necessary or appropriate to conform such allocation to the ALE 1031 Principle), (iv) the responsibility of ALE on the one hand and AHC on the other hand to pay Bank counsel fees and similar Bank out-of-pocket expenses arising as a result of the transactions contemplated hereby shall be borne by ALE and AHC in the proportion to the obligations owed to such Bank in respect of the ALE Project Entities and the AHC Project Entities, respectively, as of the Exchange Date and after giving effect to the Closing (subject to any modification in such cost sharing allocation that is necessary or appropriate to conform such allocation to the ALE 1031 Principle), (v) all Bank fees arising as a result of the transactions contemplated hereby shall be payable by the borrower from each given Bank after giving effect to the transactions contemplated hereby, and (vi) for any and all periods through the Closing Date any late fees incurred to any Bank as a result of any late payment with respect to any principal or Indebtedness shall be borne by AHC.

                    9.8         Survival. The provisions of this Agreement shall survive the Closing.

                    9.9         Further Assurances. Each of the parties to this Agreement hereby covenants and agrees that it will make, execute and deliver any and all such other instruments and documents and will do and perform any and all such further acts as shall be or become necessary, proper or convenient to carry out or effectuate the respective covenants, promises and undertakings contained in this Agreement.

                    9.10         Operator Execution. This Agreement is being executed by the owner of each of the Operators to evidence the agreement and acknowledgement by each Operator of the amendments to the Management Agreements contemplated hereby. ALE and AHC agree that any failure of or delay in the execution of this Agreement by the Operators shall not affect the obligations of ALE and AHC to each other hereunder.

                    9.11         Beneficiaries. By the execution of this Agreement, ALE and AHC, as the sole members of each Project Entity, hereby consent to and approve all actions of each Project Entity that are necessary or appropriate to consummate the transactions contemplated hereby, and agree that each Project Entity shall be bound by and shall be a beneficiary of this Agreement and the transactions contemplated hereby. By its execution hereof, (i) AHC, as the sole shareholder of each AHC Exchange Entity, agrees that each AHC Exchange Entity shall be bound by and shall be a beneficiary of this Agreement and the transactions contemplated hereby and (ii) ALE, as the controlling member of each ALE Exchange Entity, agrees that each ALE Exchange Entity shall be bound by and shall be a beneficiary of this Agreement and the transactions contemplated hereby. This Agreement shall not be for the benefit of or enforceable by any other party including without limitation any creditor of any Project Entity; provided, however, that each of the parties executing this Agreement hereby agree that PAC shall be a third party beneficiary of certain provisions hereof, including without limitation Section 9.10.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

ALTERRA HEALTHCARE CORPORATION

By: /s/ Kristin A. Ferge
         Name: Kristin A. Ferge
         Title: Vice President

ALTERNATIVE LIVING SERVICES-NEW YORK, INC., solely for purposes of Sections 3, 5.1, 6, 7, 8.2 and 9.2 through 9.9

By: /s/ Kristin A. Ferge
         Name: Kristin A. Ferge
         Title: Vice President

ASSISTED LIVING EQUITIES, LLC

By: /s/ Mark A. Belanger
         Name: Mark A. Belanger
         Title: Executive Committee Member

On behalf of the Operators:

/s/ Colleen Endsley
Colleen Endsley, Authorized Person, solely for the purpose described in Section 9.10

Appendix A

Definitions

         " Additional Cash Consideration" has the meaning ascribed to such term in Section 2.8.

         " Additional Cash Consideration Note" has the meaning ascribed to such term in Section 2.8.

         " Additional Cash Consideration Payment" has the meaning ascribed to such term in Section 2.8.

         " AHC Exchange Entity I" means AHC Exchange Corporation, a Delaware corporation established by AHC and to which AHC will contribute its limited liability company interest in each of the Project Entities other than the SH Niagara Project Entity prior to the Redemption Date.

         " AHC Exchange Entity II" means AHC Niagara, LLC, a Delaware limited liability company, of which the sole member is AHC Exchange Entity I, and to which AHC will contribute its limited liability company interest in the SH Niagara Project Entity prior to the Redemption Date.

         " AHC Exchange Entities" means the AHC Exchange Entity I and the AHC Exchange Entity II, individually or collectively as the context requires.

         " AHC Project Entities" means any one or more of SH Ithaca Project Entity, SC Ithaca Project Entity, SH Niagara Project Entity, SC Niagara Project Entity, SC Clinton Project Entity, or CB Rockland Project Entity, as the context requires.

         " AHC Redemption Date" has the meaning ascribed to such term in Section 2.4.

         " AHC Transferred Tenancy-in-Common Interests" means the tenancy-in-common interests referred to in Column 2 of Exhibit 6 and associated with the AHC Exchange Entities' membership interest in any one or more of the SH Greece Project Entity, CB Clifton Park Project Entity, SH Saratoga Project Entity or CB Glastonbury Project Entity, as context requires.

         " ALE4 Exchange Entity" means ALE4 LLC, a New York limited liability company established by ALE to which ALE will contribute its limited liability interest in each of the AHC Project Entities prior to the Redemption Date.

         " ALE Exchange Entities" means the ALE4 Exchange Entity and the ALE Glastonbury Exchange Entity, individually or collectively as context requires.

         " ALE Glastonbury Exchange Entity" means ALE Glastonbury LLC, a New York limited liability company established by ALE to which the ALE4 Exchange Entity will contribute its limited liability company interest in the CB Rockland Project Entity prior to the Redemption Date.

         " ALE Operators" means the CB Clifton Park Operator, the CB Glastonbury Operator, the CB Greece Operator, the CB Orchard Park Operator, the SH Saratoga Tenant and the SH Greece Tenant, individually or collectively as context requires.

         " ALE Project Entities" means any one or more of SH Saratoga Project Entity, CB Greece Project Entity, SH Greece Project Entity, CB Clifton Park Project Entity, CB Glastonbury Project Entity or CB Orchard Park Project Entity, as the context requires.

         " ALE Transferred Tenancy-in-Common Interests" means the tenancy-in-common interest referred to in column 1 of Exhibit 6 and associated with an ALE Exchange Entity's membership interest in any one or more of SH Ithaca Project Entity, SC Ithaca Project Entity, SH Niagara Project Entity, SC Niagara Project Entity, SC Clinton Project Entity or CB Rockland Project Entity, as the context requires.

         " ALS-LHCSA" means Alternative Living Services Home Care, Inc., a New York business corporation.

         " ALS-Northeast" means ALS-Northeast, LLC, a New York limited liability company.

         " Bank" means Bank United, Key Bank and/or M & T Bank as the context shall require.

         " Bank United" means Bank United, a federal savings bank with an office for the transaction of business at 3200 Southwest Freeway, Suite 2000, Houston, Texas 77027.

         " CB Clifton Park Lease" means that certain Lease, dated as of May 15, 1998 by and between CB Clifton Park Project Entity and CB Clifton Park Operator, as assignee of Clifton Park Specialty Care Partners, as amended to date.

         " CB Clifton Park Management Agreement" means that certain Management Services Agreement, dated as of May 15, 1998 by and between ALS-NY and CB Clifton Park, as assignee of Clifton Park Specialty Care Partners.

         " CB Clifton Park Operator" means Clifton Park Clare Bridge Operator, Inc., a New York business corporation.

         " CB Clifton Park Project Entity" means Clifton Park Route 146, LLC, a New York limited liability company.

         " CB Glastonbury Project Entity" means Glastonbury Fairway Crossing, LLC, a Delaware limited liability company.

"CB Glastonbury Management Agreement" means the Premises Operating Agreement, dated as of April 21, 2001 by and between AHC and CB Glastonbury Project Entity.

         " CB Greece Lease" means that certain Lease, dated as of May 15, 1998 by and between CB Greece Project Entity and CB Greece Operator, as assignee of Greece Latta Road Partners, as amended to date.

         " CB Greece Management Agreement" means that certain Management Services Agreement, dated as of May 15, 1998 by and between ALS-NY and CB Greece Operator, as assignee of Greece Latta Road Partners.

         " CB Greece Operator" means Greece Clare Bridge Operator, Inc, a New York business corporation.

         " CB Greece Project Entity" means Greece Latta Road, LLC, a New York limited liability company.

         " CB Orchard Park Lease" means that certain Lease, dated as of December 30, 1998 by and between CB Orchard Park Project Entity and CB Orchard Park Operator, as assignee of Orchard Park Sterling Road Partners.

         " CB Orchard Park Management Agreement" means that certain Management Services Agreement, dated as of December 30, 1998 by and between ALS-NY and CB Orchard Park Operator, as assignee of Orchard Park Sterling Road Partners.

         " CB Orchard Park Operator" means Orchard Park Clare Bridge Operator, Inc., a New York business corporation.

         " CB Orchard Park Project Entity" means Orchard Park Sterling Drive, LLC, a New York limited liability company.

         " CB Rockland Lease" means that certain Lease, dated June 2000 by and between CB Rockland Project Entity and CB Rockland Operator, as amended to date.

         " CB Rockland Management Agreement" means that certain Management Services Agreement, dated June 2000, by and between ALS-NY and CB Rockland Operator.

         " CB Rockland Operator" means Rockland Clare Bridge Operator, Inc., a New York business corporation.

         " CB Rockland Project Entity" means Rockland Veterans Memorial Drive, LLC, a New York limited liability company.

         " Current ALE Percentage" with respect to a Project Entity shall mean the Percentage Interest ascribed to ALE pursuant to the limited liability company agreement governing such Project Entity as such agreement is in effect of the date hereof.

         " Cutoff Date" has the meaning ascribed to such term in Section 5.1.

         " Exchange Option" means, as applicable, the election by ALE and the ALE Exchange Entities to cause the transactions contemplated in Section 2.7(a) or the election by AHC and the AHC Exchange Entities to cause the transactions contemplated by Section 2.7(b) to be effected.

         " Existing Lease" means any one or more of the CB Clifton Park Lease, the CB Greece Lease, the CB Rockland Lease, the SC Clinton Lease, the SC Ithaca Lease or the SC Niagara Lease, as context requires.

         " Existing Operators" means the CB Clifton Park Operator, the CB Greece Operator, the CB Rockland Operator, the SC Clinton Operator, the SC Ithaca Operator and/or the SC Niagara Operator, individually or collectively as context requires.

         " Glastonbury Key Loan Agreement" means that certain Building Loan Agreement, dated as of April 25, 2000 by and between CB Glastonbury Project Entity and Key Bank.

         " Glastonbury Mountain Road" means Glastonbury Mountain Road, LLC, a [Delaware] limited liability company.

         " Glastonbury Tenant" means a Delaware business corporation to be established by a stockholder approved by ALE.

         " Facility" means a facility owned by a Project Entity.

         " Insolvency Proceeding" means, with respect to AHC, any Project Entity or any Affiliate of AHC, the filing of a petition in bankruptcy or the commencement of any proceeding under (i) any federal or state bankruptcy or insolvency law, (ii) any law relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors, or (iii) any fraudulent conveyance law; or the offering of a plan to creditors for compensation or extension; in each case whether such proceeding shall be voluntarily or involuntarily commenced.

         " Indebtedness" means debt for borrowed money owed to a Bank.

         " "Key Bank" means Key Corporate Capital Inc., a Michigan corporation, with an office for the transaction of business at 127 Public Square, 6th Floor, Cleveland, Ohio 44114.

         " Key Cash Collateral Account" means the cash collateral account established at Firstar Bank pursuant to the terms of the loan agreement to be entered into by certain Project Entities with Key Bank simultaneously with the Closing.

         " Land and Improvements" means the land and real property improvements of a Facility, including all fixtures attached thereto.

         " Lease" means any Existing Lease, the SH Greece Lease, the SH Ithaca Lease, the SH Niagara Lease, the SH Saratoga Lease or the CB Orchard Park Lease solely for purposes of Section 7, individually or collectively, as the context requires.

         " Licensed ALE Project Entity" means any one or more of CB Clifton Park Project Entity, CB Greece Project Entity and CB Orchard Park Project Entity, as the context requires.

         " Liens" means with respect to a tenancy-in-common interest in a Property the liens and encumbrances granted by the Project Entity owing such Property, including the Land and Improvements associated therewith, to a Bank as of the date hereof to secure payment of the obligations of such Project Entity to such Bank.

         " M & T Bank" means Manufacturers and Traders Trust Company, a New York banking corporation with its principal office at One M&T Plaza, Buffalo, New York, 14240.

         " Management Agreement" means any one or more of the CB Clifton Park Management Agreement, CB Glastonbury Management Agreement, CB Greece Management Agreement, CB Rockland Management Agreement, CB Orchard Park Management Agreement, SC Clinton Management Agreement, SC Ithaca Management Agreement, SC Niagara Management Agreement, SH Greece Management Agreement, SH Ithaca Management Agreement, SH Niagara Management Agreement or SH Saratoga Management Agreement, as the context requires (provided, however, that, with respect to the last four listed agreements, from and after the date of the transactions contemplated in Section 2.1 such term shall refer to the Management Agreements entered into with SH Tenants as contemplated by Section 2.1; and with respect to the CB Glastonbury Project Entity, from and after the date of the transactions contemplated in Section 2.1, such term shall refer to the Management Agreement entered into with the Glastonbury Tenant as contemplated by Section 2.1).

         " Niagara Land" means Niagara Land Holding Company LLC, a New York limited liability company.

         " Operators" means, the CB Clifton Park Operator, the CB Greece Operator, the CB Orchard Park Operator, the CB Rockland Operator, the SC Clinton Operator, the SC Ithaca Operator, the SC Niagara Operator, the SH Greece Tenant, SH Ithaca Tenant, SH Niagara Tenant and/or SH Saratoga Tenant, individually or collectively as context requires.

         " OP Purchase Note" has the meaning ascribed to such term in the Purchase Agreement.

         " Other ALE Rights" has the meaning ascribed to such term in Section 2.9.

         " Other AHC Rights" has the meaning ascribed to such term in Section 2.9.

         " PAC" means Pioneer Acquisition Company, LLC, a New York limited liability company.

         " Percentage Interest" means the percentage limited liability company interest of an AHC Exchange Entity and the applicable corresponding ALE Exchange Entity in a given Project Entity (which in turn will correspond to the Percentage Interests (as such term is defined in the Second Amended Agreement) that AHC and ALE respectively have in such Project Entity).

         " Project Entity" means each of or some or all of the following entities (as the context may require): SH Saratoga Project Entity, CB Greece Project Entity, SH Greece Project Entity, CB Clifton Park Project Entity, CB Glastonbury Project Entity, CB Orchard Park Project Entity, SH Ithaca Park Project Entity, SC Ithaca Project Entity, SH Niagara Project Entity, SC Niagara Project Entity, SC Clinton Project Entity and CB Rockland Park Project Entity.

         " Promissory Note" means a promissory note (i) of which the makers are ALE and the ALE Exchange Entities, jointly and severally, (ii) which shall have a maturity date that is two months after the date of the Closing (provided that the maturity date of each Promissory Note shall be extended for any period after an Insolvency Proceeding has been made with respect to AHC, ALS-NY or any AHC Exchange Entity until such time as either (i) such proceeding has been dismissed, or in the event of an involuntary bankruptcy filing, the bankruptcy court has abstained from taking jurisdiction of the case pursuant to Section 305(a)(1) of the Bankruptcy Code or (ii) this Agreement has been assumed by AHC, ALS-NY or the appropriate AHC Exchange Entity, as applicable, as debtor-in-possession or its trustee) and (iii) which shall accrue interest at a rate of nine percent (9%) per annum.

         " Property" with respect to a Project Entity, an ALE Exchange Entity or an AHC Exchange Entity means all of the interests of such entity in (i) any real property constituting a Facility and in (ii) any tangible personal property (including furniture, fixtures and equipment) associated with such Facility.

         " Purchase Agreement" means that certain purchase and sale agreement, dated hereof, by and between PAC and the AHC Exchange Entities.

         " Purchase Note" has the meaning ascribed to such term in the Purchase Agreement.

         " Redemption Date" has the meaning ascribed to such term in Section 2.4.

         " Rockland Key Loan Agreement" means that certain Building Loan Agreement, dated as of June 15, 2000 by and between CB Rockland Project Entity and Key Bank.

         " SC Clinton Lease" means that certain Lease, dated as of April 18, 2000 by and between SC Clinton Project Entity and SC Clinton Operator, as amended to date.

         " SC Clinton Management Agreement" means that certain Management Services Agreement, dated as of April 18, 2000 by and between ALS-NY and SC Clinton Operator.

         " SC Clinton Operator" means Clinton Sterling Cottage Operator, Inc., a New York business corporation.

         " SC Clinton Project Entity" means Clinton Brookside Drive, LLC, a New York limited liability company.

         " SC Ithaca Lease" means that certain Lease, dated as of March 12, 1999 by and between SC Ithaca Project Entity and SC Ithaca Operator, as assignee of Ithaca Trumansburg Road Partners, as amended to date.

         " SC Ithaca Management Agreement" means that certain Management Services Agreement, dated as of March 12, 1999 by and between ALS-NY and SC Ithaca Operator, as assignee of Ithaca Trumansburg Road Partners, as amended to date.

         " SC Ithaca Operator" means Ithaca Sterling Cottage Operator, Inc., a New York business corporation.

         " SC Ithaca Project Entity" means Ithaca Trumansburg Road, LLC, a New York limited liability company.

         " SC Niagara Lease" means that certain Lease, dated as of April 18, 2000 by and between SC Niagara Project Entity and SC Niagara Operator, as amended to date.

         " SC Niagara Management Agreement" means that certain Management Services Agreement, dated as of April 18, 2000 by and between ALS-NY and SC Niagara Operator.

         " SC Niagara Operator" means Niagara Sterling Cottage Operator, Inc., a New York business corporation.

         " SC Niagara Project Entity" means Niagara SC Wheatfield, LLC, a New York limited liability company.

         " Second Mortgage Loans" has the meaning ascribed to such term in Section 4.2G.

         " SH Greece Lease" means that certain Lease, to be entered into by and between SH Greece Project Entity and SH Greece Tenant pursuant to Section 2.1.

         " SH Greece Management Agreement" means that certain Property Management Services Agreement, dated as of December 30, 1998 by and between SH Greece Project Entity and AHC.

         " SH Greece Project Entity" means Greece Treeline Drive, LLC, a New York limited liability company.

         " SH Greece Tenant" means a New York business corporation to be established by a stockholder approved by ALE.

         " SH Ithaca Lease" means that certain Lease, to be entered into by and between SH Ithaca Project Entity and SH Ithaca Tenant pursuant to Section 2.1.

         " SH Ithaca Management Agreement" means that certain Property Management Services Agreement, dated as of March 12, 1999 by and between SH Ithaca Project Entity and AHC.

         " SH Ithaca Project Entity" means Ithaca Bundy Road, LLC, a New York limited liability company.

         " SH Ithaca Tenant" means a New York business corporation to be established by a stockholder approved by AHC.

         " SH Management Agreements" means any one of more of the SH Greece Management Agreement, SH Ithaca Management Agreement, SH Niagara Management Agreement or SH Saratoga Management Agreement as context requires.

         " SH Niagara Lease" means that certain Lease, to be entered into by and between SH Niagara Project Entity and SH Niagara Tenant pursuant to Section 2.1.

         " SH Niagara Management Agreement" means that certain Property Management Services Agreement, dated as of October 18, 1999 by and between SH Niagara Project Entity and AHC.

         " SH Niagara Project Entity" means Niagara Nash Road, LLC, a New York limited liability company.

         " SH Project Entities" means SH Greece Project Entity, SH Ithaca Project Entity, SH Niagara Project Entity and SH Saratoga Project Entity, individually or collectively as context requires.

         " SH Niagara Tenant" means a New York business corporation to be established by a stockholder approved by AHC.

         " SH Saratoga Lease" means that certain Lease, to be entered into by and between SH Saratoga Project Entity and SH Saratoga Tenant pursuant to Section 2.1.

         " SH Saratoga Management Agreement" means that certain Property Management Services Agreement, dated as of December 30, 1998 by and between SH Saratoga Project Entity and AHC.

         " SH Saratoga Project Entity" means Saratoga Kirby Road, LLC, a New York limited liability company.

         " SH Saratoga Tenant" means a New York business corporation to be established by a stockholder approved by ALE.

         " SH Tenants" means SH Greece Tenant, SH Ithaca Tenant, SH Niagara Tenant or SH Saratoga Tenant, as context requires.

         " Tenancy in Common Agreement" means each of the Member Redemption and Tenants in Common Agreements, dated as of the date hereof, by and between the AHC Project Entities and the ALE Exchange Entities or the ALE Project Entities and the AHC Exchange Entities in the form attached hereto as Exhibit 4.